ARTICLES OF ASSOCIATION

                                       OF

              SHUNDE YI WAN COMMUNICATION EQUIPMENT PLANT CO., LTD.



CHAPTER 1               NAME AND ADDRESS OF THE COMPANY
CHAPTER 2               PURPOSE AND SCOPE OF BUSINESS
CHAPTER 3               TOTAL AMOUNT OF INVESTMENT, REGISTERED CAPTICAL
                                       AND SOURCES OF FIANACE
CHAPTER 4               BOARD RECTORS
CHAPTER 5               MEETING BOARD OF DIRECTORS
CHAPTER 6               MANAGMENT BODY
CHAPTER 7               FINANCIAL AND ACCOUNTING SYSTEM
CHAPTER 8               FOREIGN EXCHANGE CONTROL
CHAPTER 9               STAFF AND WORKS
CHAPTER 10              DURATION, TERMINATION AND LIQUIDATION
CHAPTER 11              INSURANCE
CHAPTER 12              APPLICABLE LAW
CHAPTER 13              EFFECTIVENESS OF THIS ARTICLES



                    Chapter 1 Name and Address of the Company


Article 1. These Articles are made in accordance with The Laws of the People's Republic of China for Enterprises Operated Exclusively with Foreign capital and The Rules for Implementation of the Laws of the People's Republic of China on Enterprises Operated Exclusively with Foreign Capital.

Article 2. The full Chinese Name of the foreign-exclusively funded company is, "Shunde Yi Wan Communications Equipment Plant Co., Ltd." Its English name is, "Shunde Yi Wan Communications Equipment Plant Co., Ltd."

Article 3. The legal address of the Company is No. 3. Fifth Street,
Fengxiang Road, Daliang Town, Shun De City, Guangdong Province, P.R. China, and the Company is registered in Shun De City, Guangdong Province, P.R. China.


Article 4. Ownership: The Company is a solely foreign funded company and is a wholly foreign owned invested enterprise owned and run exclusively by Yi Wan Group, Inc.

Article 5. The Company enjoys the status of a legal person in China, so it is governed and protected by the related laws of China. And correspondingly, all of its activities shall be in accordance with the laws and related rules and regulations of China.

Article 6. The sole investor in the Company is Yi Wan Group, Inc., which is registered in the United States.

            English Name: Yi Wan Group, Inc.
            Legal Address: 2503W. CAZDNEZ CT. TAMPA FL 33611 U.S.A
            Telephone: (813) 1319348


Chapter 2  Purpose And Scope Of Business


Article 7. The purposes of the Company shall be to improve the product quality and the production capacity, develop new products and gain competitive position in both the domestic and international markets in quality, variety and price by adopting advanced technology, and scientific, management methods, so as to constantly raise economic results and, ensure satisfactory economic benefits for the investor.

Article 8. The scope of production and business of the Company shall be to produce telecommunication distribution frames and boxes;
automobile generator motor and its components. The products made by the Company shall be sold on the domestic market. The Company will, on a best efforts basis, investigate the possibilities of selling some of the production on the export market.


Chapter 3 Total Amount of Investment, Registered Capital and Sources of Finance


Article 9. The Company is a limited-liability company with its total assets as the means against the risks and losses.

Article 10. The total investment is $ 2,000,000 U.S of which $ 1,500,000 as its registered capital. The investment comes from the investor, and shall be completed within one year after the reception of the business license.

Article 11. The increase, decrease or assignment of the Company's registered capital shall be unanimously agreed upon by the Board of Directors and approved by the original examination and approval authority. The registration shall also be made with the original registration office for the above change.

Article 12. The Workshops, land needed by the Company shall be dealt with by the Company itself.


Chapter 4  Board of Directors


Article 13. The Company shall establish of a Board of Directors. The Board of Directors is the highest power organ of the Company.

Article 14. The Board of Directors is responsible for all important issues related to the Company. Its duties are mainly as follow:

(j) Ratify important reports of the General Manager such as the production schedule, annual business report, funds, and loans:

(k) Ratify the annual accounting report, receipts and expenditures budget, and annual profit distribution plan.

(l) Approve important rules and regulations of the Company.

(m) Decide the establishment of branches of the Company.

(n) Revise the Articles of the Company.

(o) Discuss and decide the termination of production, expiration of the Company and its combination with other economic entities

(p) Decide the employment of the General Manager, senior managers and senior technicians.

(q) Be responsible for the termination of the Company and its liquidation upon expiration.

(r) Decide all other important issues related to the Company.

Article 15. The Board of Directors shall consist of seven (5) members.

Article 16. The term of office of members of the Board shall be three (3) years which can be extended if the Company decides. The Chairman and the Vice-Chairman of the Board shall be elected from members nominated by board of directors.

Article 17. If there is a vacancy arising from the retirement, resignation, illness, inability in performance, or death among the members of the Board, or if the Company terminates its appointed member, the Company shall appoint a successive member to the post, to serve the remaining term of previous member.

Article 18. The Chairman of the Board of Directors is the legal representative of the Company. However, the Chairman is not permitted to bind the Company other than within the power clearly entrusted to him by the Board of Directors. When the Chairman is not able to fulfill his responsibilities he/she shall authorize the Vice Chairman or another member of the Board to represent the Company in his/her place.


                Chapter 5     Meeting Of The Board Of Directors


Article 19. The meeting of the Board of Directors shall be held at least once a year, at the place selected by the Board of Directors, in principle, the meeting of the Board shall be held in January or March. The first meeting shall be held within ninety (90) days after the date that the business license is issued.

Article 20. When at least two (2) Board members request in written form to discuss a certain matter, the Chairman should call for an interim meeting of the Board after consulting his/her deputies.

Article 21. The following subjects shall be decided only by unanimous approval of the Board of Directors:

(a). The revision of these Articles.

(b). The increase or assignment of the registered capital of the Company.

(c). The combination of the Company with other economic organizations.

(d). The liquidation, dissolution or early termination of the Company.

Article 22. Resolutions with respect to other matters may be adopted by the majority of the Board present at the meeting in person or by proxy.

Article 23. A written resolution signed by all the members of the Board of Directors shall have the same effect as those reached in formally held Board meeting with unanimous vote. A written resolution signed by no less needed members for a legal meeting shall have the same effect as those reached in the formally held
Board meeting with majority vote.

Article 24. The Chairman shall make the agenda and schedule for meetings of the Board of Directors and be responsible to call for and preside over the Board meeting. If the Chairman fails to attend the meeting, the Vice-Chairman shall be responsible to call for and preside over the Board meeting. All matters that are raised in the meeting shall be fully discussed. All members (if they wish) should have equal opportunity to express their opinions.

Article 25. If a member is unable to attend a meeting, he/she may write a letter of trust to entrust others to attend the meeting in his/her name. The representative entrusted in this manner shall have the same right and power as the absent member. If a member fails to attend the meeting or entrust others to attend, he shall be deemed as waiving his/her right to vote in that meeting.

Article 26. The quorum for all Board meetings shall be a simple majority (present in person or by proxy) of the total number of directors,.

Article 27. For any meeting of the Board of Directors, the members of the Board should be informed at least fourteen (14) days before the meetings. The notice of meeting should include the place and time of the meeting, a detailed agenda of the meeting and matters to be discussed, together with all related reports, documents and other materials.

Article 28. The Company should reimburse the Board members and their entrusted representatives' reasonable expenses of transportation, food and accommodation related to Board meetings.

Article 29. The General Manager (or the acting General Manager) may attend Board meetings but without the right to vote, unless he/she is a Board member or is entrusted by one of the absent
Board members.

Article 30. The meeting records should be written in Chinese and be signed by the Chairman, Vice-Chairman, and all members of the Board (or their respective proxies). The original signed record should be kept in the files of the Company. Copies should be sent to every Board member and all Parties within fourteen (14) days after the meeting.

Article 31. Any member of the Board who wants to make any revision or supplement to the record should submit his revision of supplementary opinion in written form to the Chairman no more than seven (7) days after he/she receives the copy of the meeting records.

If there is no objection from the members, the said revision or supplement will enter the formal record. If there is objection from members, the revision or supplement is subject to approval of the Board.

                        Chapter 6   Management Body


Article 32. Board of Directors shall appoint one (1) General Manager and one (1) Vice-General Manager. The General Manager and
Vice-General Manager shall be nominated by Yi Wan Group inc.
approved by the Board of Directors of the Company. The term of office of the General Manager and Vice-General Manager shall be determined by the Board.

Article 33. General Manager is responsible for implementing all resolutions of the meetings of the Board of Directors and for organizing and exercising leadership of the daily administrative and management of the Company The General Manager shall consult with the Vice-General Manager when dealing with serious matters. The Vice-General Manager shall assist the General Manager with his work.

Article 34. Administrative and management body shall employ a certain number of department managers to be in charge of the work of various departments of the Company, to implement the works assigned by the General Manager, and the Vice-General Managers and to be responsible to them.

Article 35. General Manager and assistant General Manager may be dismissed at any time by resolution of the Board of Directors.
However, replacements must be chosen in the manner set out in
Article 32.

Article 36. Board of Directors shall decide on the salaries and other compensation of the administrative staff.

Article 37. At the invitation of the Board of Directors, the Chairman, Vice-chairman and directors can be nominated to work as General
Manager, assistant General Manager and other senior posts.

Article 38. The General Manager and Vice-General Manager shall not be employed full or part time by other economic organizations.

Article 39. The General Manager, Vice-General Manager and other senior staff shall submit written notice (30) days before resigning.

Article 40. The General Manager shall prepare the quarter report summarizing the previous quarter's developments regarding operations and finance and other information requested by the Board of Director. The General Manager shall deliver a copy of such report to Yi Wan Group, Inc., and to each Board member of the Company.


Chapter 7 Financial and Accounting System


Article 41. The Company shall pay various taxes in accordance with relevant Chinese laws and regulations.

Article 42. Staff members and workers of the Company shall be responsible for paying their own individual income tax or personal income adjustment tax in accordance with relevant Chinese laws and regulations. After paying their taxes, the ex-patriate members of the Company can remit their money abroad.

Article 43. In accordance with the " The Laws of the Peoples Republic of China on Enterprises Operated Exclusively with Foreign Capital" allocations for a reserve fund, an enterprise expansion fund and a bonuses and welfare fund for the staff and workers shall be decided by the board of directors each year according to the actual business situation and profitability of the Company of the after tax profit. The Company will benefit from all the best fiscal privileges available in Guangdong Province and namely the statute of an advanced technology enterprise.

Article 44. Finance and accounting of the Company shall be handled in accordance with the "Regulations of the People's Republic of China on the Financial Administration for Foreign Investment
Enterprises" and the "Accounting System for the Foreign
Investment Enterprises." The fiscal year of the Company shall be from January 1 to December 31 of each year. All vouchers, receipts, statistical statements, reports and account books shall be written in Chinese, provided that any such documents, upon request of Party B, shall be translated into English. Monthly, quarterly and annual financial reports shall be prepared in Chinese and English and submitted to the Board of Directors.

Article 45. The Company shall engage an accountant registered in China to conduct its annual financial audit and examination and to provide a report for submission to the board of directors and the general manager, in the event that Yi Wan Group, Inc. considers it necessary, a foreign auditor may be engaged to conduct a separate annual financial audit.

Article 46. All disbursements shall be signed by the General Manager or his/her authorized personnel.

Article 47. Within the first three (3) months of each fiscal year, the General Manager shall organize the preparation of a balance sheet and a profit and loss statement in respect of the preceding year as well as a proposal regarding the allocation and distribution of profits. The General Manager will submit them to the Board of Directors for approval after being examined and signed by the auditor. Dividends to be paid to the investor shall be transferred in foreign currencies.

Article 48. Upon the decision of the Board of Directors, the Company will distribute dividends to the shareholders proportionately to their shareholding.


                       Chapter 8 Foreign Exchange Control


Article 49. All foreign exchange matters of the Company shall be handled in accordance with the provision of the "Provisional Regulations of the People's Republic of China on Foreign Exchange Control," and other relevant regulations. The Company shall remit the profit due to the Investor to bank accounts designated by the investor in accordance with the "Regulations of the People's Republic of China on the Foreign Exchange Control."

Article 50. The Company is entitled to open foreign exchange deposit accounts and RMB deposit accounts with the Bank of China or other designated banks. All foreign exchange receipts of the Company (including capital contributions made by the investor, loans from foreign banks, export revenues, and so forth) shall be deposited in the Company's foreign exchange deposit account. All normal foreign exchange disbursements, as listed herebelow, but not limited to, by order of priority shall be: principal and interest repayments for foreign bank loans, import of raw materials, salaries of foreign staff, overseas traveling expenses, technical assistance contract, transportation expenses, and dividends to the investor.

Article 51. Based on its business needs, the Company may borrow foreign exchange funds from banks abroad or in Hong Kong, provided that the Company shall file such matters with the local Administration of Foreign Exchange Control for the record within fifteen (15) days of borrowing as required by law.

Article 52. RMB shall generally be used in the settlement of accounts for transactions between the Company and the Chinese entities, enterprises or individuals unless otherwise approved by the local Administration of Foreign Exchange Control or where relevant government regulations permit the Company to use foreign exchange in the settlement of accounts.

Article 53. The Company will be entitled to utilize all legal means in order to obtain the foreign currencies needed such as swap centers or all other legal exchange structure.


Chapter 9  Staff and Workers


Article 54. Policies relating to matters as the total number of workers, recruitment, dismissal, wages, welfare, benefits, labor insurance, bonuses and labor discipline shall be determined by the General Manager in accordance with labor laws of China, the "People's Republic of China Administration on Labor Management of Foreign Investment Enterprises Provisions" and other promulgated relevant P.R. China laws and regulations of China, the policies stipulated by the board of directors, and the actual financial conditions of the Company.

Article 55. The Company shall have the right to recruit and hire employees directly from any available sources in the P.R. China. In all cases, the Company shall employ only those employees who are sufficiently qualified for employment, as determined through tests and or examinations.

Article 56. The Company, acting through the General Manager, will sign individual labor contracts with each of its employees. Each labor contract shall include type of work, technical ability and wages of such employee, according to the framework duly approved by the Board of Directors, and shall be filed for reference at the local labor management department.

Article 57. The employees of the Company shall have the right to establish a labor union in accordance with relevant P.R. China laws and regulations of China. The labor union shall have the right to represent the interest of employees in signing labor agreements and in supervising the execution of labor contracts. It shall have the right to protect the legal rights and material benefits of the employees, and shall assist in the mediation of labor disputes when requested by a relevant employee of the Company.


Chapter 10  Duration, Termination and Liquidation


Article 58. The duration will be thirty (30) years as of the date the business license is issued.

Article 59. The Board of Directors shall decide whether to extend the duration six months prior to the expiration of the duration. The Board of Directors should decision is made for the extension of the duration, then the Company shall present a written application to the original examination and approval authority and go through the formal procedure with the above authority after the approval.

Article 60. The Board of Directors shall make a decision to terminate the business should any of the following circumstances occur:

(a) The Company suffers a heavy loss and is unable to continue its business because of wars or natural disasters.
(b) The Company suffers a heavy loss and is unable to continue its business.
(c) The duration comes to its natural end.

In the first two cases above, (a), (b), the Company shall present its application to the original examination and approval authority by itself for approval of its intention to terminate the business. When the Company terminates its business, the Board of Directors shall initiate the liquidation process, list the candidates for the liquidation commission, present an application to the original examination and approval authority for liquidation and supervise the liquidation.

Article 61. The task of the Liquidation Commission is to investigate the Company's creditors rights, liabilities and assets, and present a liquidation report to the Board of Directors.

Article 62. During the liquidation period, the Liquidation Commission shall represent the Company in lawsuits.

Article 63. When settling ends, the Company shall present a report to the examining and approving authority, shall go through the formalities of nullifying the registration with the State Industrial and Commercial Administration Department, shall return its license, and announce its cessation of business to the public.

Article 64. After the termination of its business, the Company shall entrust Yi Wan Group, Inc. with the keeping of the various account books and data.


Chapter 11 Insurance


Article 65. The Company shall maintain appropriate insurance policies with an insurance company in China. The types, value and duration of insurance shall be decided by the Board of Directors in accordance with the standards of the insurance company in China. The Company should maintain the insurance for all staff and workers in the local labor management department.


Chapter 12 Applicable Law


Article 66. The execution, validity, interpretation and performance of these Articles and dispute resolution under these Articles shall be governed and protected by the laws of China.


Chapter 13 Effectiveness of these Articles


Article 67. The amendment to these Articles shall be presented to Board of Directors for passage and to the original examining and approving authority for ratification.

Article 68. These Articles are written in Chinese.

Article 69. These Articles shall not come into force before the approval of the examining and approving authority. The same goes for the amendment of any portion of these Articles.

Article 70. These Articles are signed by a representative of the investor in Shunde City, Guangdong Province, China on March 23, 2000.


                               Yi Wan Group, Inc.
                       Legal Representative: Cheng Wanming


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